Exhibit 10(dd)
As of June 27, 2025
Andrew C. Warren
[address on file]

Dear Andrew:
Reference is made to that certain employment agreement between you and Paramount Global (the “Company”), dated July 19, 2024 (your “Agreement”). All defined terms used without definitions shall have the meanings provided in your Agreement.
This letter, when fully executed below, amends your Agreement as follows:
1.Paragraph 2 of your Agreement is hereby amended to reflect the assignment to you of the duties, responsibilities and authorities of the Chief Financial Officer of the Company on an interim basis, effective as of June 27, 2025, and your title shall be updated to “Strategic Advisor to the Office of the CEO and EVP, Interim Chief Financial Officer” as of such effective date.
2.Except as otherwise provided herein, your Agreement shall continue in full force and effect in accordance with its terms.
If the foregoing correctly sets forth our understanding, please sign and return this letter. This document shall constitute a binding agreement between us only after it also has been executed by the Company and a fully executed copy has been returned to you.

Very truly yours,
PARAMOUNT GLOBAL

By: /s/ Nancy Phillips
Name:    Nancy Phillips
Title:    EVP, Chief People Officer

ACCEPTED AND AGREED:

/s/ Andrew C. Warren
Andrew C. Warren
Dated: 6/8/2025